Exhibit 10.29
AMENDMENT 2005-1
TO THE
IKON OFFICE SOLUTIONS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
     WHEREAS, IKON Office Solutions, Inc. (the “Company”) maintains the IKON Office Solutions, Inc. Executive Deferred Compensation Plan, as amended and restated effective April 1, 2004 (the “Executive Plan”), for the benefit of certain eligible employees of the Company;
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), sets forth the requirements that apply to nonqualified deferred compensation plans and Notice 2005-1 provides certain transition relief that applies to such plans;
     WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Executive Plan to provide that cash deferrals to the Executive Plan after December 31, 2005, may only be deemed invested in Company common stock under the IKON index account;
     WHEREAS, the Board also desires to amend the Executive Plan to provide that the Administrator will have the authority to make such amendments to the Executive Plan as are necessary for the Executive Plan to comply with the requirements of Section 409A of the Code; and
     WHEREAS, pursuant to Paragraph 19 of the Executive Plan, the Board may amend the Executive Plan at any time.
     NOW, THEREFORE, effective July 26, 2005, the Executive Plan is hereby amended as follows:
1.	Paragraph 5 of the Executive Plan is hereby amended in its entirety to read as follows:

“5. Investment Accounts. Amounts deferred by a Participant pursuant to Paragraph 4 will be credited to one or more accounts established by IKON in the name of the Participant. Deferrals of salary, annual bonus and other cash Compensation (“Monetary Deferrals”) will be credited to the cash deferral account and/or the IKON index account based on the Participant’s selection of investment index alternatives as described below; provided, however, that effective for any Monetary Deferrals made to the Plan after December 31, 2005, such deferrals will only be credited to the IKON index account. Deferral of shares of IKON common stock will be credited to the IKON stock account as described below.

     Cash Deferral Account
     Except for Monetary Deferrals credited to a Participant’s IKON index account (see below), a Participant’s Monetary Deferrals will be credited to the Participant’s cash deferral account. No Monetary Deferrals will be credited to the Participant’s cash deferral account after December 31, 2005. A Participant’s cash deferral account will be denominated in dollars and will be credited with earnings based on the performance of various investment alternatives selected by the Participant from among those made available by IKON from time to time.
     A Participant may request a change in the allocation of his cash deferral account from among the various available alternatives at any time. Any such change received by the Administrator or IKON’s service provider before 11:59 P.M. Eastern Time of a business day (i.e. a day on which the New York Stock Exchange is open for business) will become effective as of the next business day. Changes received on a non-business day will be deemed to be received on the next business day following receipt.
     A Participant may reallocate amounts from the cash deferral account to the IKON index account at such times and under such conditions as determined by the Administrator. Any reallocation to the IKON index account will be subject to the provisions described below.
     For Plan Years beginning prior to January 1, 2006, a Participant may select investment alternatives for his cash deferral account for any Plan Year that are different from the investment alternatives the Participant selected for any prior Plan Year, however, the investment alternatives the Participant selects for Monetary Deferrals credited to his cash deferral account for any Plan Year must be the same for all amounts credited to his cash deferral account for such Plan Year and any changes the Participant makes to his cash deferral account for a Plan Year will apply to all Monetary Deferrals credited to his cash deferral account for such Plan Year.
     IKON Index Account
     Effective January 20, 2004, one investment alternative will be deemed to consist of share units in IKON common stock. A Participant’s IKON index account will be denominated solely in share units (representing the right to receive an equivalent number of shares of IKON common stock) and will be credited with additional share units to reflect cash dividends paid by IKON in respect of its common stock. Any Monetary Deferrals with respect to which a participant has selected IKON common stock as an investment alternative will be credited to his IKON index account on such date and under such conditions as determined by the Administrator and set forth in the Plan prospectus. A Participant may reallocate his cash deferral account to his IKON index account at such times and under such conditions as permitted by the Administrator.

All amounts deferred or reallocated to a Participant’s IKON index account must remain denominated in share units and may not be reversed or otherwise re-credited to the Participant’s cash deferral account, nor may such amounts be otherwise converted into cash at any time.
     IKON Stock Account
     Any deferral by a Participant of any IKON common stock from the LTIP, the Stock Award Plan, the 2000 Plan or any other equity based incentive plan or arrangement established by IKON will be credited to the Participant’s IKON Stock account. The account will initially be denominated solely in share units (representing the right to receive an equivalent number of shares of IKON common stock) and will be credited with additional share units to reflect cash dividends paid by IKON in respect of its common stock.
     All amounts deferred into a Participant’s IKON stock account on or after January 1, 1997 must remain denominated in share units and may not be converted to dollars at any time. A Participant may request a change in the allocation of the sub-account in his IKON stock account (with respect to any amounts deferred into the account prior to January 1, 1997) from any of the various alternatives at any time; however, a Participant may not select IKON common stock as an investment alternative with respect to such sub-account.”
2.	Paragraph 19 of the Executive Plan is hereby amended by adding a new sentence to the end thereof to read as follows:

“Notwithstanding the foregoing, the Administrator may make all technical, administrative, regulatory and compliance amendments to the Plan that are necessary so the Plan meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.”
     IN WITNESS WHEREOF, the Company has authorized its duly appointed officer to execute this Amendment 2005-1 to the Executive Plan, this 26 day of July, 2005.

IKON OFFICE SOLUTIONS, INC.

By:	Kathleen M. Burns

Title:	Vice President and Treasurer